Surety Financial Asset Group, LLC.

CONSULTANT AGREEMENT

Surety Financial Asset Group LLC (SuretyFin) is a business development corporation that handles investor and broker relations, direct marketing, publishing, public relations, accounting assistance and advertising. SuretyFin is a firm with expertise in the dissemination of information about early stage or publicly traded companies.

Agreement made this May 5th 2005, between Rockelle Corp. (hereinafter referred to as “Corporation”), and Surety Financial Asset Group, LLC. (hereinafter referred to as “Consultant”), (collectively referred to as the “Parties”):

Recitals:

The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation’s “Investor Relations” to include services as described above on a best effort basis.

The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company’s investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

AGREEMENT

1.

The respective duties and obligations of the contracting parties shall be for a period of fourteen (14) months commencing on the date first appearing above. This Agreement may be terminated by either parties only in accordance with the terms and conditions set forth in Paragraph .

Services provided by Consultant

2.

Consultant will provide consulting services in connection with the Corporation’s “investor relations” dealings with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

Surety Financial Asset Group LLC.

(a)

Aiding the Corporation in developing a business plan directed at informing the investing institutions, individuals, associated professionals, assisting in filings and development of a business plan of the Corporation for the acquisition of funding;

(b)	Providing assistance and expertise to handle all incoming broker / investor calls and requests. Devise an advertising campaign in conjunction with the marketing campaign as set forth above; and
(c)	Prepare an Analyst’s report as it pertains to the Company’s offerings of its securities once the company is listed and trading has commenced;
(d)

Aid and assist the Corporation in the Corporation’s efforts to secure “market makers” which will trade the Corporation’s stock to the public by providing such information as may be required to build a shareholder base; and

(e)	Aid and advise the Corporation to organize company/CEO conference calls with investors and brokers as a means of securing nationwide interest in the Corporation’s securities; and
(f)	Aid and assist the Corporation in arranging broker/investor informational seminars and luncheons with all direct expenses paid by corporation; and
(g)	Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements[1]; and
(h)

Aid and consult with the Corporation in the preparation and dissemination of all “due diligence” or “investor” kits[2] and packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund mangers requesting such information from the Corporation.

Compensation

3.    In consideration for services provided by Consultant to the Corporation the Corporation shall pay or cause to be delivered to the Consultant on the execution of this agreement or as otherwise provided by the following:

a)	Reimbursement for pre-approved out of pocket expenses (implied or requested)[3]
b)

1,000,000 shares of unrestricted common stock. The delivery of the shares shall be according to the following schedule: 300,000 upon approval of the Corporation’s SB-2 Registration Statement with the SEC; 100,000 shares every other month beginning month two for a total of fourteen months. The Corporation agrees that it will register all 1,000,000 shares in the Company’s SB-2 Registration Statement.

c)

250,000 warrants at the greater of .50 cents or 25% of market price as of the date of execution. Payment for the shares can be up to 30 days after the selling of the underlying shares or whatever number of shares had been sold.

d)	On any funds raised when contact is initiated by Surety Financial Asset Group, they will be entitled to 2% origination fee up to 10 million and ½ % on the excess amount.

_________________________

1Includes a planned 90-100 day program of weekly releases and investor / broker exposure

2To be available by the time the company is trading on the NASD (BB or PK)

3Includes travel, meals, supplies, media costs, out of town clerical labor and investor / broker luncheons

Compliance

4.

At the time of Consultants execution of the referred to in #3, Compensation above, common shares underlying the warrants, delivered by Corporation to Consultant will, at that particular time, be free trading, or, registered according to SEC guidelines.

Representation of Corporation

5.

(a). The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Company, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company’s business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant.

6.	Rockelle, Corp.

a. Authorized:__________shares

b. Issued:__________ shares

c. Outstanding:__________shares

d. Free trading (float):__________shares (approx.)

e. Shares subject to Rule 144 restrictions:__________shares (approx.)

Limited Liability

7.

With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

Surety Financial Asset Group LLC.

Termination

8.

This Agreement may be terminated by either party upon the giving of not less than sixty (60) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 9, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the Consultant shall be “back-charged” to Consultant, and payable to the Corporation as follows:

(a) In the event the Agreement is terminated by the Corporation or Consultant within any month following the first two months after trading commences and with notice as specified in this Agreement during any month, bequeathing of the remaining free trading shares may be canceled.

(b) In the event the Corporation terminates this Agreement the Consultant will still be due any expenses as specified previously and all warrants.

Notices

9.	Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:
Barry Feldman	Gerard A. Stephan
Managing Director	President
Surety Financial Asset Group, LLC.	Rockelle, Corp.
6666 Security Blvd., Suite 6	162 Miller Place Road
Baltimore, MD 21207	Miller Place, NY 11764

Surety Financial Asset Group, LLC.

Attorney’s Fees

In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney’s fees expenses and suit costs, including those associated within the appellate or post judgment collections proceedings.

Arbitration

10.

In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et sec), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction with the State of Maryland, if initiated by Consultant, or in the state of New York, if initiated by the Corporation.

Governing Law

11.

This agreement shall be construed under and in accordance with the laws of the State of Maryland, and all obligations of the parties created under it are performed in Baltimore County, MD, for said arbitration shall be in Baltimore County, MD and all parties hereby consent to that venue as the proper jurisdiction for said proceedings provided herein.

Parties Bound

12.

This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

Legal Construction

13.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

Surety Financial Asset Group, LLC.

Prior Agreements Superseded

14.

This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

Multiple Copies or Counterparts of Agreement

15.

The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties’ signatures are not delivered.

Liability of Miscellaneous Expenses

16.

The Corporation shall be responsible to any miscellaneous fees and costs approved in writing prior by the Company or its agents to commitment that are unrelated to the agreement made between the Parties.

Headings

17.	Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.

BY:	/s/ Barry Feldman

B. Feldman Managing Director

Surety Financial Asset Group, LLC.

BY:	/s/ Gerard Stephan

Rockelle Corp